[THE SOUTH FINANCIAL GROUP, INC. LOGO OMITTED]
                                                           104 South Main Street
                                                           Greenville, SC 29601
                                                                    864.255.4919

NEWS RELEASE

DATE:             March 17, 2004

RELEASE TIME:     Immediate

               THE SOUTH FINANCIAL GROUP TO ACQUIRE FLORIDA BANKS;
                    DYNAMIC LENDING IN FLORIDA GROWTH MARKETS

GREENVILLE, SC - The South Financial Group, Inc. (Nasdaq/NM: TSFG) today announced a definitive agreement to acquire Florida Banks, Inc. (Nasdaq/NM:
FLBK), headquartered in Jacksonville, Florida, in an all stock transaction valued at approximately $169 million. Florida Banks operates 7 banking centers in 7 counties and has approximately $944 million in assets at December 31, 2003. Post merger, Florida Banks' operations will be conducted through TSFG's Florida banking subsidiary, Mercantile Bank.

Florida Banks, founded in 1997, has offices in Tampa, Jacksonville, Alachua County (Gainesville), Broward County (Ft. Lauderdale), Pinellas County (St. Petersburg/ Clearwater/Largo), Marion County (Ocala), and West Palm Beach. These markets represent some of Florida's largest, most dynamic and fastest-growing markets.

The Florida Banks merger is expected to close in July 2004, concurrently with TSFG's pending merger with CNB Florida Bancshares, Inc., which is also headquartered in Jacksonville, Florida. Once both mergers are complete, Mercantile Bank is expected to have 57 branches, approximately $4 billion in assets, the #6 deposit market share in Northeast/Central Florida, and the #17 deposit market share in Florida. With the Florida Banks and CNB Florida mergers, The South Financial Group's Florida deposits represent approximately 39% of TSFG's total deposits.

"We have been a shareholder in Florida Banks since its founding and know the management team very well," said Mack I. Whittle, Jr., President and CEO of The South Financial Group. "We have built our Florida franchise by bringing together strong banks and management teams who share our vision of delivering outstanding, personalized service to customers. Florida Banks fit into this franchise is exceptional. The benefits of the merger extend beyond the seamless geographic fit and the ability to deliver our services through top-notch employees. Florida Banks brings a unique, high-touch lending strategy that we believe will enhance our own lending efforts in all our Florida markets. Also, given how well our current branch network surrounds Florida Banks' banking centers, we will be able to offer a much broader range of banking products to Florida Banks' loyal customer base. It's a compelling match for our company and one that will be additive to long-term shareholder value."

Whittle continued, "While our desire to achieve scale in key Florida markets is important, we remain committed to doing so only in a manner that adds to shareholder value. Our merger with Florida Banks is consistent with our disciplined acquisition criteria. As we've previously stated, we will only do mergers that are accretive to earnings per share in the first year, enhance our three-year goals, and strengthen our geographic franchise. Given our pending merger with CNB Florida, TSFG's team spent considerable time understanding Florida Banks' business, how Florida Banks would fit into TSFG, and ensuring that the integration would not distract us from delivering our stated goals. We are confident that our track record of successful integration will continue. Furthermore, completing the two mergers in tandem should work very well since Florida Banks and CNB Florida's business focuses are complementary, rather than overlapping. In addition, they are on the same operating system."

Charles E. Hughes, Jr., President and Chief Executive Officer of Florida Banks, stated, "The Florida Banks' team is very enthusiastic about becoming part of The South Financial Group. Our management team and Board respects what TSFG has accomplished in Florida. Our companies operate in many of the same markets and we are very familiar with TSFG's employees from working together at various stages in our careers. Both Florida Banks and TSFG share a focus of delivering exceptional service to small and medium-sized businesses located in high-growth markets. We have said that if we were to ever merge with another institution that it would be in a scenario where our level of customer service would not diminish. TSFG is one of only a few institutions, if not the only one, where the level of service will actually be enhanced. We look forward to being a significant contributor to the on-going success of The South Financial Group. This is a winning combination for our shareholders, our customers, and the communities we both serve."

"I have been involved in Florida banking for 30 years," said Andrew B. Cheney, President of Mercantile Bank, TSFG's Florida banking subsidiary. "I came to The South Financial Group knowing that we could create a community-oriented bank that provided a broad array of products with a level of service and convenience to a customer base that was no longer being well served by the larger banks. We have had tremendous success toward achieving these objectives. I can not say enough good things about how well-rounded the franchise will be with the additions of CNB Florida and Florida Banks. We have solidified our presence in the robust Northeast Florida markets and have added additional high quality loan production strength throughout our Florida franchise. The potential of those additions, with our already strong franchise, is really powerful."

Under the terms of the agreement, Florida Banks' shareholders will receive 0.77 shares of The South Financial Group for each share of Florida Banks. Based on TSFG's closing price of $29.66 on March 17, 2004, this represents $22.84 for each common share of Florida Banks. The transaction is subject to regulatory and Florida Banks' shareholder approvals.

Assuming expense savings of 25%, the merger is expected to be cash accretive in 2005. While not factored into this accretion, TSFG has identified over $4 million in annual interest expense savings from shifting Florida Banks' funding strategy to one more consistent with TSFG.

The South Financial Group is a financial services company headquartered in Greenville, South Carolina, which had total assets of approximately $10.7 billion at December 31, 2003. TSFG operates two primary subsidiary banks, Carolina First Bank and Mercantile Bank, which conduct operations through approximately 135 branch offices in South Carolina, Florida and North Carolina. Carolina First Bank, the largest South Carolina-based commercial bank, operates in South Carolina and North Carolina and on the Internet under the brand name, Bank CaroLine. Mercantile Bank operates in Florida, principally in the Jacksonville, Orlando and Tampa Bay markets. The South Financial Group's common stock trades on the Nasdaq National Market under the symbol TSFG. Press releases along with additional information may also be found at The South Financial Group's website: www.thesouthgroup.com.

TRANSACTION SUMMARY
Implied price per Florida Banks
  common share1                     $22.84

Aggregate transaction value1        Approximately $169 million

Form of consideration               100% common stock

Fixed exchange ratio                0.77 TSFG shares per Florida Banks share

Break-up fee                        $5 million

Expected closing                    July 2004

Anticipated merger cost savings     Approximately $8 million pre-tax fully
                                    phased in by 2005, or 25%

Florida Banks options               To be converted into the right to purchase
                                    TSFG common stock based on the exchange
                                    ratio

Due diligence                       Completed

Walk-away provision                 Double trigger: TSFG declines 10% relative
                                    to an index and 15% absolute with TSFG
                                    retaining right to fill gap

Required approvals                  Regulatory approval; Florida Banks'
                                    shareholder approval

PRICING OVERVIEW
Premium to 3/17/04 close                               18.9%
Price to adjusted 2004 EPS ($0.81)(2)                  28.0x
Price to adjusted 2004 EPS/2004 EPS growth
  (PEG ratio)                                          1.08x
Price to adjusted 12/31/03 book value ($7.87)3         2.90x
Price to adjusted 12/31/03 tangible
  book value ($7.87)(3)                                2.90x
Pro forma tangible equity to tangible
  assets at closing (07/04)                            6.15%

Notes:
(1) Based on TSFG's 3/17/04 closing stock price of $29.66 per share after cancellation of 291,500 Florida Banks common shares and $5 million of Florida Banks preferred shares owned by TSFG.
(2) Excludes the impact of preferred dividends for Florida Banks preferred shares owned by TSFG.
(3) Includes the impact of the preferred converting into common shares.

CONFERENCE CALL / WEBCAST INFORMATION
-------------------------------------
The South Financial Group will host a conference call on Thursday, March 18, 2004 at 9:00 a.m. (ET) to discuss the acquisition of Florida Banks and answer analyst questions. It will also provide a live webcast of the call, which may be accessed through The South Financial Group's Internet site at www.thesouthgroup.com under the Investor Relations tab. Additional material information, including forward-looking statements such as future projections, may be discussed during the presentation. To participate in the conference call, please call 1-888-405-5393 or 1-484-630-4135 using the access code "The South." A 7-day rebroadcast of the call will be available via 1-800-873-2051 or 1-402-220-5370. The South Financial Group will also provide a copy of the presentation in the Investor Relations section of its website.

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. These statements, as well as other statements that may be made by management in the conference call, include, but are not limited to, factors which may affect earnings, return goals, expected financial results for mergers, estimates of merger synergies and merger-related charges, and credit quality assessment. However, such performance involves risks and uncertainties, such as market deterioration, that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from TSFG's actual results, see TSFG's Annual Report on Form 10-K for the year ended December 31, 2003. The South Financial Group undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

The foregoing may be deemed to be offering materials of TSFG in connection with TSFG's proposed acquisition of Florida Banks, on the terms and subject to the conditions in the Agreement and Plan of Merger, dated March 17, 2004, between TSFG and Florida Banks. This disclosure is being made in connection with Regulation of Takeovers and Security Holder Communications (Release Nos. 33-7760 and 34-42055) adopted by the Securities and Exchange Commission ("SEC"). Shareholders of Florida Banks and other investors are urged to read the proxy statement/prospectus that will be included in the registration statement on Form S-4, which TSFG will file with the SEC in connection with the proposed merger because it will contain important information about TSFG, Florida Banks, the merger, the persons soliciting proxies in the merger and their interests in the merger and related matters. After it is filed with the SEC, the proxy statement/prospectus will be available for free, both on the SEC web site (http://www.sec.gov) and from TSFG and Florida Banks as follows:
          Mary M. Gentry, Investor Relations, The South Financial Group, 102 South Main Street, Greenville, SC 29601, Phone: (864)
255-4919, mary.gentry@thesouthgroup.com.
         T. Edwin Stinson Jr., Chief Financial Officer, Florida Banks, Inc., 5210 Belfort Road, Suite 310, Jacksonville, FL 32256, Phone: (904) 332-7772, estinson@flbk.com

In addition to the proposed registration statement and proxy statement/prospectus, TSFG files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by TSFG at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C., 20549 or at the SEC's other public reference rooms in New York and Chicago. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. TSFG's filings with the SEC are also available to the public from commercial document-retrieval services and on the SEC's web site at http://www.sec.gov.

CONTACTS:
         William S. Hummers III, Vice Chairman and CFO, (864) 255-7913 Mary M. Gentry, Director of Investor Relations, (864) 255-4919

                                    ***END***